Silicon Valley 855 Main Street Redwood City, CA 94063 T +1 (650) 618-9250 freshfields.us

August 20, 2026
ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054
Ladies and Gentlemen,
ServiceNow, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 177,896 shares of its common stock, par value $0.001 per share (the “Securities”). The Securities subject to the Registration Statement are to be issued pursuant to the assumption of outstanding awards granted under the Sweep.io Inc. 2022 Stock Incentive Plan (the “2022 Stock Incentive Plan”).
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, as of the date hereof, the Securities have been duly authorized and, when and to the extent issued, delivered and paid for in accordance with the 2022 Stock Incentive Plan, the Securities will be validly issued, fully paid and non-assessable.

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We are members of the Bars of the States of New York and California, and the foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.
This opinion letter is rendered solely in connection with the issuance and delivery of the Securities as described in the Registration Statement and in accordance with the terms of the 2022 Stock Incentive Plan and the applicable award agreement or form of instrument evidencing purchase rights thereunder. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Freshfields US LLP